Exhibit 3.1

FIRST AMENDMENT TO THE

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

RIO VISTA ENERGY PARTNERS L.P.

This First Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P., dated as of October 26, 2005 (this “First Amendment”), is entered into by and between Rio Vista GP LLC, a Delaware limited liability company, as the General Partner, and the Limited Partners of Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used, and not otherwise defined, herein shall have the same meaning as set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 16, 2004 (the “Partnership Agreement”).

WHEREAS, the General Partner and the Limited Partners are party to the Partnership Agreement; and

WHEREAS, in accordance with Section 13.2 of the Partnership Agreement, on August 9, 2005, the General Partner proposed an amendment to the Partnership Agreement on the terms set forth herein; and

WHEREAS, in accordance with Section 13.3(d) of the Partnership Agreement, the Partnership obtained an opinion of counsel dated September 20, 2005, to the effect that such amendment will not affect the limited liability of any Limited Partner under Delaware law; and

WHEREAS, in accordance with Section 13.2 of the Partnership Agreement, the holders of a Unit Majority approved such amendment at a Special Meeting of the Unitholders held on October 26, 2005; and

WHEREAS, in accordance with Section 2.6 of the Partnership Agreement, each of the Limited Partners has constituted and appointed the General Partner as agent and attorney-in-fact to execute any amendment to the Partnership Agreement approved in accordance with the terms of the Partnership Agreement.

NOW, THEREFORE, the General Partner and the Limited Partners agree as follows:

1.     Amendment of Section 12.1 of the Partnership Agreement. Paragraph (d) of Section 12.1 (Dissolution) of the Partnership Agreement which currently reads:

“(d)	the sale of all or substantially all of the assets and properties of the Partnership Group.”

is hereby amended to read as follows:

“(d)	the distribution to the Partners of all or substantially all of the net proceeds from the sale of all or substantially all of the assets and properties of the Partnership Group.”

2.     Effect of This Amendment. Except as expressly provided in this First Amendment, the Partnership Agreement is reaffirmed and remains in full force and effect.

3.     Incorporation by Reference. The provisions of the Partnership Agreement, including without limitation Article 15 (General Provisions), are incorporated herein by reference. All references to “this Agreement” contained in such provisions shall be deemed to refer to the Partnership Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. as of the day and year first set forth above.

GENERAL PARTNER:

RIO VISTA GP LLC,
a Delaware limited liability company

By:	/s/ Charles C. Handly
Charles C. Handly, President

LIMITED PARTNERS:

By:	Rio Vista GP LLC, General Partner,
as agent and attorney-in-fact

By:	/s/ Charles C. Handly
Charles C. Handly, President